Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (333-84817, 333-105515, 333-114025, 333-115943, 333-125661, 333-152984 and 333-163102), Form S-3 (333-110218, 333-124323 and 333-156564), Form S-1/A (333-177434) and Form S-1 (333-177097) of Central Federal Corporation (formerly Grand Central Financial Corp.) of our report dated March 30, 2012, related to the consolidated financial statements of Central Federal Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2011.

Crowe Horwath LLP

Cleveland, Ohio

March 30, 2012